Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Announces Reported Retail New Vehicle Unit Sales of 28,247 in October 2015, Up 14% versus October 2014
FORT LAUDERDALE, Fla., November 4, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers, based on their respective sales transaction reporting standards, retail sales of 28,247 new vehicles in October 2015, an increase of 14% as compared to October 2014. October 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	8,724 for Domestic, up 16% versus October 2014,

•	13,164 for Import, up 10% versus October 2014, and

•	6,359 for Premium Luxury, up 17% versus October 2014.

On a same-store basis, reported retail new vehicle unit sales in October 2015 increased 11% as compared to October 2014.

AutoNation expects to report November 2015 retail new vehicle unit sales on Wednesday, December 2, 2015.

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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the sales transaction reporting standards established by the applicable automotive manufacturers, which differ from revenue recognition and other requirements under generally accepted accounting principles (“GAAP”). For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Transactions reported as retail sales include vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold by our stores to retail customers as new or used vehicles under GAAP in subsequent periods. Manufacturers sometimes provide marketing incentives to place vehicles into such programs during particular periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month and may be modified by particular manufacturers from time to time. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive industry through bold leadership, technology and innovation. A commitment to delivering a peerless experience through customer-focused sales and service processes is what drives AutoNation’s success. Currently owning and operating 307 new vehicle franchises from coast to coast, AutoNation is America’s largest automotive retailer. In 2015, AutoNation committed $1,000,000 in support of the Breast Cancer Research Foundation through the Drive Pink Campaign. AutoNation sold its 10 millionth vehicle in 2015, the first automotive retailer to reach this milestone.

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